Exhibit 99.1

December 20, 2024

Via EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

Office of Energy & Transportation

100 F Street, N.E.

Washington, D.C. 20549

Attn:	Mr. Ranjit Singh Pawar
Ms. Kimberly Calder
Ms. Claudia Rios
Ms. Liz Packebusch

Re:	Titan America SA
Draft Registration Statement on Form F-1
Submitted December 20, 2024
CIK No. 0002035304
Representations under Item 8.A.4 of Form 20-F

Dear Mr. Pawar, Ms. Calder, Ms. Rios and Ms. Packebusch:

The undersigned, Titan America SA, a foreign private issuer organized under the laws of Belgium (the “Company”), is submitting this letter to the U.S. Securities and Exchange Commission (the “Commission”) in connection with the submission of the Company’s registration statement on Form F-1 on December 20, 2024 (the “Registration Statement”) relating to a proposed initial public offering of common shares of the Company.

The Company has included in the Registration Statement its audited consolidated financial statements, prepared in accordance with International Financial Reporting Standards, as of December 31, 2023 and 2022 and for each of the years ended December 31, 2023, 2022 and 2021, and unaudited interim consolidated financial statements as of September 30, 2024 and December 31, 2023 and for the nine-month periods ended September 30, 2024 and 2023.

The Company is submitting this letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company represents to the Commission that:

1. The Company is not currently a public reporting company in any jurisdiction.

2. The Company is not required by any jurisdiction outside the United States to prepare financial statements audited under any generally accepted auditing standards for any interim period.

3. Full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company.

4. The Company does not anticipate that its audited financial statements for the year ended December 31, 2024 will be available until April 2025.

5. The Company will not seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

The Company is submitting this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Sincerely,

Titan America SA

/s/ Bill Zarkalis

Bill Zarkalis

Chief Executive Officer

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